UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 4, 2010

PetroAlgae Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0301060
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1901 S. Harbor City Blvd., Suite 300 Melbourne, FL	32901
(Address of principal executive offices)	(Zip Code)

321-409-7500

(Our telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 4, 2010, PetroTech Holdings Corp. (“PetroTech Holdings”) funded $1,000,000 to PA LLC, PetroAlgae Inc.’s operating subsidiary, pursuant to the terms of a Secured Term Note (the “Note”). The proceeds of this loan are to be used solely for working capital purposes.

The Note recognizes the obligation of PA LLC to pay PetroTech Holdings, on June 30, 2012, the principal amount of $1,000,000, together with any accrued and unpaid interest. Interest payable on the outstanding principal amount of the Note (including all PIK Amounts (as defined below)) shall accrue at an annual rate equal to 12%. Interest shall be payable monthly in arrears. Any interest accrued and unpaid on an interest payment date (a “PIK Amount”) shall be added to the outstanding principal amount. PA LLC may pay any PIK Amount in cash on an interest payment date without penalty. All cash payments of PIK Amounts that have been added to the principal amount of the Note shall be then deducted from the principal amount.

PA LLC may prepay the entire Note by paying PetroTech Holdings the unpaid principal balance and accrued but unpaid interest.

If there is an event of default under the Note, PA LLC shall pay additional interest on the outstanding principal balance of the Note in an amount equal to 1% per month until such event of default is cured or waived. In addition, PetroTech Holdings can declare the Note immediately due and payable during the continuance of an event of default.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROALGAE INC.

Date: August 9, 2010	By:	/S/ DAVID SZOSTAK
	Name:	David Szostak
	Title:	President